TBS International Reaches Agreement with Banks to Extend Forbearance

DUBLIN, IRELAND – December 2, 2011 – TBS International plc (NASDAQ: TBSI) previously announced in September 2011 that, with the agreement of the requisite lenders under its various financing facilities, it would not make certain principal payments due on its financing facilities for the period through December 15, 2011.  Today the Company is announcing that it has reached agreements in principle with its lenders to restructure the Company’s debt.  To permit documentation of the agreements in principle, the lenders have agreed to an extension of the forbearance period through February 15, 2012.  The agreements in principle, subject to final documentation and approvals, provide for the continued operation of the Company’s business under current management, continued timely payment in full of all trade creditors, satisfaction of the claims of certain lenders, restructuring of the terms of debt held by the Company’s key lenders and no residual value for the existing common and preferred stock.

During the extended forbearance period, the lenders will forbear from exercising their rights and remedies which arise from the Company's failure to make interest and principal payments when due and any failure to comply with certain of its financial covenants, and the Company and its lenders expect to finalize agreements with respect to the Company's financial obligations and ongoing defaults under its various financing facilities.

Joseph E. Royce, Chairman, Chief Executive Officer and President, commented: "We are pleased to have reached these agreements in principle because we believe it will ensure continued, uninterrupted operation of the Company's fleet and the Company's continued ability to meet its customers' needs on a timely and efficient basis."

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.  Such statements are just predictions and involve risks and uncertainties such that actual results may differ materially.

We refer you to our filings with the Securities and Exchange Commission, in particular our quarterly report on Form 10-Q and our annual report on Form 10-K.  These documents contain and identify important factors that could cause the actual results to differ materially from those expressed in these forward-looking statements.

About TBS International plc

TBS provides worldwide shipping solutions to a diverse client base of industrial shippers through its Five Star Service: ocean transportation, projects, operations, port services and strategic planning. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize/handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its franchise around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East. Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com